Filed Pursuant To Rule 433

Registration No. 333-275079

November 17, 2023

X/Twitter Post:

Live Address: https://twitter.com/2800345565/status/1725565719004488184
Text: Our suite of investment products offers investors comprehensive exposure to crypto and the digital economy. Learn more: https://www.grayscale.com/crypto-products $AAVE $ADA $ATOM $AVAX $BTC $BAT $BCH $CRV $DOT $ETH $ETC $FIL $LDO $LINK $LPT $LTC $MANA $MATIC $MKR $SNX $SOL $UNI $XLM $ZEC $ZEN

Link: https://www.grayscale.com/crypto-products

Grayscale Product Family

LinkedIn Post:

Live Address: https://linkedin.com/feed/update/urn:li:share:7131331418390982656

Text: Explore Grayscale's suite of investment products, offering investors comprehensive exposure to crypto and the digital economy: https://www.grayscale.com/crypto-products

Link: https://www.grayscale.com/crypto-products

Grayscale Product Family

Facebook Post:

Live Address: https://www.facebook.com/1632920206924572/posts/839271898199869

Text: Explore Grayscale's suite of investment products, offering investors comprehensive exposure to crypto and the digital economy: https://www.grayscale.com/crypto-products

Link: https://www.grayscale.com/crypto-products

Grayscale Product Family

Instagram:

Live Address: https://www.instagram.com/p/CzwT50SsPpm/

Text: Explore Grayscale's suite of investment products, offering investors comprehensive exposure to crypto and the digital economy. Learn more on our website!

Grayscale Product Family

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.